NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Third Quarter 2022 Results
•Net sales of $5.4 billion, up 15% YOY
–Organic sales growth of 17%
–Record backlog as of September 30, 2022, up more than 60% YOY and up approximately 5% sequentially
•Record operating profit of $402 million, up 75% YOY; operating margin of 7.4%, up 250 basis points YOY
–Record gross margin of 22.1%, up 80 basis points YOY and up 40 basis points sequentially
–Record adjusted operating profit of $415 million, up 48% YOY; record adjusted operating margin of 7.6%, up 170 basis points YOY and 50 basis points sequentially
–Record adjusted EBITDA of $466 million, up 41% YOY; record adjusted EBITDA margin of 8.6%, up 160 basis points YOY and 50 basis points sequentially
•Record earnings per diluted share of $4.30
–Adjusted earnings per diluted share of $4.49, up 64% YOY and 7% sequentially
•Leverage of 3.2x; improved 0.2x sequentially
•Rahi Systems acquisition closed on November 1, 2022
•Narrowing 2022 outlook for adjusted earnings per diluted share to a range of $15.80 to $16.20, or up 58% to 62% versus prior year
PITTSBURGH, November 3, 2022 /Business Wire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the third quarter of 2022.
“Our third quarter results provide demonstrable evidence of the substantial value creation capability of the new Wesco. We once again set new company records for margin, profitability and backlog, and further reduced our leverage ratio in the third quarter. The power of our increased scale, expanded portfolio, and industry-leading positions is clearly evident in our continued strong performance,” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “Strong demand and operational improvements continue to underpin the record-setting performance of each of our strategic business units. Each strategic business unit again delivered strong organic sales and profit growth in the quarter driven by the breakthrough results of our enterprise-wide cross selling and margin improvement programs. Our increased profitability continues to fuel our investment in advanced digital capabilities that will transform our relationship with our customers and supplier partners. The recent acquisition of Rahi Systems underscores our strategy to maximize our exposure to attractive secular growth trends. Our profitable execution against these sustainable trends and our investment in Wesco’s digital transformation supports a virtuous cycle which should result in an even higher level of performance, operating efficiency and customer loyalty.”
Mr. Engel added, “As you recall, after delivering excellent results in each of the first and second quarters, we substantially increased our outlook for the year. Our outstanding results in the third quarter and the continued strong execution across our business support the full year outlook for 2022 previously provided. We are maintaining our organic growth targets but adjusting our reported sales to reflect the unprecedented strong dollar performance throughout 2022. We now expect reported sales to increase 15% to 17% versus our prior outlook of 16% to 18% with the change entirely driven by foreign exchange rates. We are maintaining our record-setting profit forecast and now expect adjusted EBITDA margin to expand to 7.9% to 8.0% of sales, equating to approximately $1.68 billion of adjusted EBITDA at the midpoint of our outlook range. And we are narrowing our outlook for adjusted EPS to a range of $15.80 to $16.20. Given our strong growth, record backlog and investment in inventory to support that backlog, we now expect full year 2022 free cash flow to be approximately 10% of adjusted net income.”
Mr. Engel concluded, “The demonstrated strength of our business model and the success of our integration efforts over the last nine quarters have established a track record of superior results for our company. By providing resilient and critical supply chain solutions for our customers around the world, the new Wesco is demonstrating the benefit of our exposure to sustainable secular trends that are deep and will drive our future sales and profitability. As we conveyed during our recent Investor Day, we are excited because there is still substantial value embedded in the transformational combination of Wesco and Anixter. We look forward with great confidence to a future of sustained growth and market outperformance.”

The following are results for the three months ended September 30, 2022 compared to the three months ended September 30, 2021:
•Net sales were $5.4 billion for the third quarter of 2022 compared to $4.7 billion for the third quarter of 2021, an increase of 15.2%, reflecting price inflation, continued strong demand, secular growth trends, and execution of our cross-sell program. Organic sales for the third quarter of 2022 grew 16.9% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.7%. Sequentially, net sales declined 0.7% and organic sales were flat as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.7%. Backlog at the end of the third quarter of 2022 increased more than 60% to a record level compared to the end of the third quarter of 2021. Sequentially, backlog grew approximately 5%, marking the seventh consecutive quarter of sequential growth.
•Cost of goods sold for the third quarter of 2022 was $4.2 billion compared to $3.7 billion for the third quarter of 2021, and gross profit was $1.2 billion and $1.0 billion, respectively. As a percentage of net sales, gross profit was 22.1% and 21.3% for the third quarter of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the third quarter of 2022 reflects our focus on value-driven pricing and pass-through of inflationary costs, along with the continued momentum of our gross margin improvement program. The third quarter of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 10 basis points. Sequentially, gross profit as a percentage of net sales increased 40 basis points from 21.7% for the second quarter of 2022.
•Selling, general and administrative ("SG&A") expenses were $760.2 million, or 14.0% of net sales, for the third quarter of 2022, compared to $721.8 million, or 15.3% of net sales, for the third quarter of 2021. SG&A expenses for the third quarter of 2022 and 2021 include merger-related and integration costs of $13.2 million and $35.8 million, respectively. Adjusted for these amounts, SG&A expenses were $747.0 million, or 13.7% of net sales, for the third quarter of 2022 and $686.0 million, or 14.5% of net sales, for the third quarter of 2021. SG&A expenses for the third quarter of 2022 reflect higher salaries, as well as higher volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher expenses in the third quarter of 2022. These increases were partially offset by the realization of integration cost synergies, as well as lower professional and consulting fees associated with integration activities.
•Depreciation and amortization for the third quarter of 2022 was $42.7 million compared to $56.7 million for the third quarter of 2021, a decrease of $14.0 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $0.4 million and $15.1 million of accelerated amortization expense for the third quarter of 2022 and 2021, respectively.
•Operating profit was $401.6 million for the third quarter of 2022 compared to $229.5 million for the third quarter of 2021, an increase of $172.1 million, or 75.0%. Operating profit as a percentage of net sales was 7.4% for the current quarter compared to 4.9% for the third quarter of the prior year. Adjusted for the merger-related and integration costs, and accelerated trademark amortization described above, operating profit was $415.2 million, or 7.6% of net sales, for the third quarter of 2022 and $280.4 million, or 5.9% of net sales, for the third quarter of 2021. Adjusted operating margin was up 170 basis points compared to the prior year.
•Net interest expense for the third quarter of 2022 was $75.1 million compared to $69.7 million for the third quarter of 2021. The increase reflects higher borrowings and an increase in variable interest rates.
•The effective tax rate for the third quarter of 2022 was 26.3% compared to 27.2% for the third quarter of 2021. The effective tax rate for the quarter ended September 30, 2022 was lower than the comparable prior year period due to the favorable net impact of discrete income tax items.
•Net income attributable to common stockholders was $225.3 million for the third quarter of 2022 compared to $105.2 million for the third quarter of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $235.2 million for the third quarter of 2022 compared to $142.6 million for the third quarter of 2021. Adjusted net income attributable to common stockholders increased 64.9% year-over-year.
•Earnings per diluted share for the third quarter of 2022 was $4.30, based on 52.4 million diluted shares, compared to $2.02 for the third quarter of 2021, based on 52.1 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the third quarter of 2022 was $4.49 compared to $2.74 for the third quarter of 2021. Adjusted earnings per diluted share increased 63.9% year-over-year.
•Operating cash flow for the third quarter of 2022 was an outflow of $106.1 million compared to an inflow of $69.9 million for the third quarter of 2021. The net cash outflow in the third quarter of 2022 was primarily driven by changes in working capital, including an increase in inventories of $355.6 million resulting from investments to address supply chain challenges and to support increases in our sales backlog, including project-based business. An increase in trade accounts receivable of $20.9 million resulting from higher sales and a decrease in accounts payable of $54.6 million also contributed to the net cash outflow.
The following are results for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021:
•Net sales were $15.9 billion for the first nine months of 2022 compared to $13.4 billion for the first nine months of 2021, an increase of 18.7%, reflecting price inflation, continued strong demand, secular growth trends, and execution of our cross-sell program. Organic sales for the first nine months of 2022 grew 19.5% as the number of workdays positively impacted reported net sales by 0.5%, while fluctuations in foreign exchange rates and the divestiture of Wesco's legacy utility and data communications businesses in Canada in the first quarter of 2021 negatively impacted reported net sales by 1.2% and 0.1%, respectively.
•Cost of goods sold for the first nine months of 2022 was $12.4 billion compared to $10.6 billion for the first nine months of 2021, and gross profit was $3.4 billion and $2.8 billion, respectively. As a percentage of net sales, gross profit was 21.7% and 20.8% for the first nine months of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the first nine months of 2022 reflects our focus on value-driven pricing and pass-through of inflationary costs, along with the continued momentum of our gross margin improvement program. The first nine months of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 20 basis points.
•SG&A expenses were $2.3 billion, or 14.2% of net sales, for the first nine months of 2022, compared to $2.1 billion, or 15.4% of net sales, for the first nine months of 2021. SG&A expenses for the first nine months of 2022 include merger-related and integration costs of $52.2 million. Adjusted for this amount, SG&A expenses were 13.9% of net sales for the first nine months of 2022. SG&A expenses for the first nine months of 2022 reflect higher salaries and variable compensation expenses, as well as higher volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher expenses in the first nine months of 2022. These increases were partially offset by the realization of integration cost synergies, as well as lower professional and consulting fees associated with integration activities. SG&A expenses for the first nine months of 2021 include merger-related and integration costs of $119.8 million, as well as a net gain of $8.9 million resulting from the Canadian divestitures described above. Adjusted for these amounts, SG&A expenses were 14.6% of net sales for the first nine months of 2021.
•Depreciation and amortization for the first nine months of 2022 was $135.6 million compared to $144.6 million for the first nine months of 2021, a decrease of $9.0 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $9.4 million and $20.2 million of accelerated amortization expense for the first nine months of 2022 and 2021, respectively.
•Operating profit was $1.1 billion for the first nine months of 2022 compared to $0.6 billion for the first nine months of 2021, an increase of $474.7 million, or 81.6%. Operating profit as a percentage of net sales was 6.7% for the current nine-month period compared to 4.4% for the first nine months of the prior year. Operating profit for the first nine months of 2022 includes the merger-related and integration costs, and accelerated trademark amortization expense described above. Adjusted for these amounts, operating profit was 7.0% of net sales. For the first nine months of 2021, operating profit was 5.3% of net sales as adjusted for merger-related and integration costs of $119.8 million, accelerated trademark amortization expense of $20.2 million, and the net gain on the Canadian divestitures of $8.9 million. Adjusted operating margin was up 170 basis points compared to the prior year.
•The effective tax rate for the first nine months of 2022 was 24.0% compared to 22.0% for the first nine months of 2021. The effective tax rates for the current nine-month period and the comparable prior year period reflect discrete income tax benefits of $13.4 million and $8.3 million, respectively, resulting from reductions to the valuation allowance recorded against foreign tax credit carryforwards, as well as the exercise and vesting of stock-based awards of $9.4 million and $7.8 million, respectively. These discrete income tax benefits were partially offset by discrete income tax expense of $0.8 million and $4.2 million, respectively, resulting from return-to-provision adjustments. The net impact of discrete income tax items was a reduction to the estimated annual effective tax rates in such periods of approximately 2.6 and 3.1 percentage points, respectively.
•Net income attributable to common stockholders was $598.5 million for the first nine months of 2022 compared to $254.9 million for the first nine months of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $643.7 million for the first nine months of 2022. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on Canadian divestitures, and the related income tax effects, net income attributable to common stockholders for the first nine months of 2021 was $353.0 million. Adjusted net income attributable to common stockholders increased 82.4% year-over-year.

•Earnings per diluted share for the first nine months of 2022 was $11.42, based on 52.4 million diluted shares, compared to $4.91 for the first nine months of 2021, based on 51.9 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first nine months of 2022 was $12.29. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on Canadian divestitures, and the related income tax effects, earnings per diluted share for the first nine months of 2021 was $6.80. Adjusted earnings per diluted share increased 80.7% year-over-year.
•Operating cash flow for the first nine months of 2022 was an outflow of $410.6 million compared to an inflow of $172.7 million for the first nine months of 2021. Operating cash flow for the current year period was lower than the comparable prior year period primarily due to changes in working capital to support double-digit sales growth.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended September 30, 2022 compared to the three months ended September 30, 2021:
•EES reported net sales of $2.2 billion for the third quarter of 2022 compared to $2.0 billion for the third quarter of 2021, an increase of 12.7%. Organic sales for the third quarter of 2022 grew 14.9% as fluctuations in foreign exchange rates negatively impacted reported net sales by 2.2%. Sequentially, reported net sales declined 4.1%. Adjusting for the negative effect of fluctuations in foreign exchange rates, organic sales decreased 3.2%. The increase compared to the prior year quarter reflects price inflation and strong end market demand, partially offset by the effect of supply chain constraints and commodity prices. Operating profit was $213.2 million for the third quarter of 2022 compared to $155.2 million for the third quarter of 2021, an increase of $58.0 million, or 37.4%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $225.8 million for the third quarter of 2022, or 10.1% of net sales, compared to $173.9 million for the third quarter of 2021, or 8.8% of net sales. Adjusted EBITDA increased $51.9 million, or 29.8% year-over-year.
•CSS reported net sales of $1.6 billion for the third quarter of 2022 compared to $1.5 billion for the third quarter of 2021, an increase of 7.6%. Organic sales for the third quarter of 2022 grew 9.6% as fluctuations in foreign exchange rates negatively impacted reported net sales by 2.0%. Sequentially, reported net sales were flat and organic sales increased 0.8%. The increase compared to the prior year quarter reflects price inflation, growth in our security solutions and network infrastructure businesses, as well as the benefits of cross selling, partially offset by the effect of supply chain constraints. Operating profit was $139.0 million for the third quarter of 2022 compared to $108.2 million for the third quarter of 2021, an increase of $30.8 million, or 28.4%. The increase primarily reflects the factors impacting the overall business, as described above. Operating profit for the third quarter of 2021 was negatively impacted by approximately 20 basis points from the inventory write-down described above. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $156.4 million for the third quarter of 2022, or 9.8% of net sales, compared to $133.7 million for the third quarter of 2021, or 9.0% of net sales. Adjusted EBITDA increased $22.7 million, or 17.0% year-over-year.
•UBS reported net sales of $1.6 billion for the third quarter of 2022 compared to $1.3 billion for the third quarter of 2021, an increase of 28.0%. Organic sales for the third quarter of 2022 grew 28.6% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.6%. Sequentially, reported net sales grew 3.7% and organic sales increased 4.0%. The increase compared to the prior year quarter reflects price inflation, broad-based growth driven by investments in electrification, green energy, grid modernization and hardening, and rural broadband development, as well as expansion in our integrated supply business. Operating profit was $179.3 million for the third quarter of 2022 compared to $108.2 million for the third quarter of 2021, an increase of $71.1 million, or 65.7%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating expenses (income) and non-cash stock-based compensation expense, was $186.3 million for the third quarter of 2022, or 11.6% of net sales, compared to $114.7 million for the third quarter of 2021, or 9.1% of net sales. Adjusted EBITDA increased $71.6 million, or 62.4% year-over-year.

The following are results by segment for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.
•EES reported net sales of $6.7 billion for the first nine months of 2022 compared to $5.6 billion for the first nine months of 2021, an increase of 18.3%. Organic sales for the first nine months of 2022 grew 19.4% as the number of workdays positively impacted reported net sales by 0.5%, while fluctuations in foreign exchange rates and the Canadian divestitures described above negatively impacted reported net sales by 1.4% and 0.2%, respectively. The increase reflects price inflation, expansion in our industrial, construction, and original equipment manufacturer businesses, as well as the benefits of cross selling and secular growth trends in electrification and automation, partially offset by the effect of supply chain constraints and commodity prices. Operating profit was $613.5 million for the first nine months of 2022 compared to $409.1 million for the first nine months of 2021, an increase of $204.4 million, or 50.0%. The increase primarily reflects the factors impacting the overall business, as described above. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $653.6 million for the first nine months of 2022, or 9.8% of net sales, compared to $453.9 million for the first nine months of 2021, or 8.1% of net sales. Adjusted EBITDA increased $199.7 million, or 44.0% year-over-year.
•CSS reported net sales of $4.6 billion for the first nine months of 2022 compared to $4.2 billion for the first nine months of 2021, an increase of 10.4%. Organic sales for the first nine months of 2022 grew 11.5% as the number of workdays positively impacted reported net sales by 0.5% and fluctuations in foreign exchange rates negatively impacted reported net sales by 1.6%. The increase reflects strong growth in our security solutions and network infrastructure businesses, as well as price inflation and the benefits of cross selling, partially offset by the effect of supply chain constraints. Operating profit was $373.8 million for the first nine months of 2022 compared to $293.4 million for the first nine months of 2021, an increase of $80.4 million, or 27.4%. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the first nine months of 2021 was negatively impacted by approximately 40 basis points from the inventory write-down described above. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $429.5 million for the first nine months of 2022, or 9.3% of net sales, compared to $355.5 million for the first nine months of 2021, or 8.5% of net sales. Adjusted EBITDA increased $74.0 million, or 20.8% year-over-year.
•UBS reported net sales of $4.6 billion for the first nine months of 2022 compared to $3.5 billion for the first nine months of 2021, an increase of 29.1%. Organic sales for the first nine months of 2022 grew 29.1% as the number of workdays positively impacted reported net sales by 0.5%, while fluctuations in foreign exchange rates and the Canadian divestitures described above negatively impacted reported net sales by 0.4% and 0.1%, respectively. The increase reflects price inflation, broad-based growth in our utility and broadband businesses, as well as expansion in our integrated supply business. Operating profit was $471.7 million for the first nine months of 2022 compared to $289.9 million for the first nine months of 2021, an increase of $181.8 million, or 62.7%. The increase primarily reflects the factors impacting the overall business, as described above, offset by the benefit in the first quarter of 2021 from the net gain on the Canadian divestitures. EBITDA, adjusted for other non-operating expenses (income), non-cash stock-based compensation expense, and the net gain on the Canadian divestitures in the first quarter of 2021 was $491.7 million for the first nine months of 2022, or 10.8% of net sales, compared to $299.0 million for the first nine months of 2021, or 8.4% of net sales. Adjusted EBITDA increased $192.7 million, or 64.4% year-over-year.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the third quarter of 2022 earnings as described in this News Release on Thursday, November 3, 2022, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs more than 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks, such as the ongoing COVID-19 pandemic, supply chain disruptions, and the impact of Russia's invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries, the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond the combined company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2022		September 30, 2021
Net sales	$5,445,916		$4,728,325
Cost of goods sold (excluding depreciation and amortization)	4,241,401	77.9%	3,720,332	78.7%
Selling, general and administrative expenses	760,200	14.0%	721,795	15.3%
Depreciation and amortization	42,723		56,732
Income from operations	401,592	7.4%	229,466	4.9%
Interest expense, net	75,057		69,720
Other expense (income), net	688		(5,320)
Income before income taxes	325,847	6.0%	165,066	3.5%
Provision for income taxes	85,637		44,870
Net income	240,210	4.4%	120,196	2.5%
Net income attributable to noncontrolling interests	608		600
Net income attributable to WESCO International, Inc.	239,602	4.4%	119,596	2.5%
Preferred stock dividends	14,352		14,352
Net income attributable to common stockholders	$225,250	4.1%	$105,244	2.2%

Earnings per diluted share attributable to common stockholders	$4.30		$2.02
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,389		52,063

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$2,234,771		$1,982,485
Communications & Security Solutions	1,602,459		1,488,689
Utility & Broadband Solutions	1,608,686		1,257,151
	$5,445,916		$4,728,325
Income from operations:
Electrical & Electronic Solutions	$213,185		$155,210
Communications & Security Solutions	139,013		108,226
Utility & Broadband Solutions	179,291		108,172
Corporate	(129,897)		(142,142)
	$401,592		$229,466

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2022		September 30, 2021
Net sales	$15,861,622		$13,365,592
Cost of goods sold (excluding depreciation and amortization)	12,418,561	78.3%	10,581,406	79.2%
Selling, general and administrative expenses	2,251,162	14.2%	2,057,952	15.4%
Depreciation and amortization	135,569		144,645
Income from operations	1,056,330	6.7%	581,589	4.4%
Interest expense, net	207,155		207,683
Other expense (income), net	3,007		(8,929)
Income before income taxes	846,168	5.3%	382,835	2.9%
Provision for income taxes	203,178		84,201
Net income	642,990	4.1%	298,634	2.2%
Net income attributable to noncontrolling interests	1,439		665
Net income attributable to WESCO International, Inc.	641,551	4.0%	297,969	2.2%
Preferred stock dividends	43,056		43,056
Net income attributable to common stockholders	$598,495	3.8%	$254,913	1.9%

Earnings per diluted share attributable to common stockholders	$11.42		$4.91
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,386		51,896

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$6,654,883		$5,626,309
Communications & Security Solutions	4,638,631		4,200,424
Utility & Broadband Solutions	4,568,108		3,538,859
	$15,861,622		$13,365,592
Income from operations:
Electrical & Electronic Solutions	$613,462		$409,062
Communications & Security Solutions	373,789		293,446
Utility & Broadband Solutions	471,667		289,895
Corporate	(402,588)		(410,814)
	$1,056,330		$581,589

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	As of
	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$234,083	$212,583
Trade accounts receivable, net	3,622,067	2,957,613
Inventories	3,490,121	2,666,219
Other current assets	550,816	513,696
Total current assets	7,897,087	6,350,111

Goodwill and intangible assets	4,976,881	5,152,474
Other assets	1,206,596	1,115,114
Total assets	$14,080,564	$12,617,699

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,578,741	$2,140,251
Short-term debt and current portion of long-term debt, net(1)	69,295	9,528
Other current liabilities	919,536	900,029
Total current liabilities	3,567,572	3,049,808

Long-term debt, net	5,192,816	4,701,542
Other noncurrent liabilities	1,128,230	1,090,138
Total liabilities	9,888,618	8,841,488

Stockholders' Equity
Total stockholders' equity	4,191,946	3,776,211
Total liabilities and stockholders' equity	$14,080,564	$12,617,699

(1)    As of September 30, 2022, short-term debt and current portion of long-term debt includes the $58.6 million aggregate principal amount of the Company's 5.50% Anixter Senior Notes due 2023, which mature on March 1, 2023.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Operating Activities:
Net income	$642,990	$298,634
Add back (deduct):
Depreciation and amortization	135,569	144,645
Deferred income taxes	7,246	(5,340)
Change in trade receivables, net	(737,639)	(521,491)
Change in inventories	(886,328)	(428,405)
Change in accounts payable	479,645	550,858
Other, net	(52,104)	133,769
Net cash (used in) provided by operating activities	(410,621)	172,670

Investing Activities:
Capital expenditures	(59,366)	(25,170)
Other, net(1)	2,159	61,776
Net cash (used in) provided by investing activities	(57,207)	36,606

Financing Activities:
Debt borrowings (repayments), net(2)	549,281	(330,341)
Payments for taxes related to net-share settlement of equity awards	(24,963)	(20,784)
Payment of dividends	(43,056)	(43,056)
Other, net	(4,011)	(16,023)
Net cash provided by (used in) financing activities	477,251	(410,204)

Effect of exchange rate changes on cash and cash equivalents	12,077	3,592

Net change in cash and cash equivalents	21,500	(197,336)
Cash and cash equivalents at the beginning of the period	212,583	449,135
Cash and cash equivalents at the end of the period	$234,083	$251,799
(1)    For the nine months ended September 30, 2021, other investing activities includes cash consideration totaling approximately $56.0 million from the divestiture of Wesco's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness.
(2)    The nine months ended September 30, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes. The redemption of the 2021 Notes was funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Organic Sales Growth by Segment - QTD:

	Three Months Ended		Growth/(Decline)
	September 30, 2022	September 30, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,234,771	$1,982,485	12.7%	—%	(2.2)%	—%	14.9%
CSS	1,602,459	1,488,689	7.6%	—%	(2.0)%	—%	9.6%
UBS	1,608,686	1,257,151	28.0%	—%	(0.6)%	—%	28.6%
Total net sales	$5,445,916	$4,728,325	15.2%	—%	(1.7)%	—%	16.9%

Organic Sales Growth by Segment - YTD:

	Nine Months Ended		Growth/(Decline)
	September 30, 2022	September 30, 2021	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$6,654,883	$5,626,309	18.3%	(0.2)%	(1.4)%	0.5%	19.4%
CSS	4,638,631	4,200,424	10.4%	—%	(1.6)%	0.5%	11.5%
UBS	4,568,108	3,538,859	29.1%	(0.1)%	(0.4)%	0.5%	29.1%
Total net sales	$15,861,622	$13,365,592	18.7%	(0.1)%	(1.2)%	0.5%	19.5%

Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	September 30, 2022	June 30, 2022	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,234,771	$2,330,153	(4.1)%	—%	(0.9)%	—%	(3.2)%
CSS	1,602,459	1,601,997	—%	—%	(0.8)%	—%	0.8%
UBS	1,608,686	1,551,375	3.7%	—%	(0.3)%	—%	4.0%
Total net sales	$5,445,916	$5,483,525	(0.7)%	—%	(0.7)%	—%	—%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net sales	$5,445,916	$4,728,325	$15,861,622	$13,365,592
Cost of goods sold (excluding depreciation and amortization)	4,241,401	3,720,332	12,418,561	10,581,406
Gross profit	$1,204,515	$1,007,993	$3,443,061	$2,784,186
Gross margin	22.1%	21.3%	21.7%	20.8%

Three Months Ended
Gross Profit:	June 30, 2022

Net sales	$5,483,525
Cost of goods sold (excluding depreciation and amortization)	4,294,086
Gross profit	$1,189,439
Gross margin	21.7%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted SG&A Expenses:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Selling, general and administrative expenses	$760,200	$721,795	$2,251,162	$2,057,952
Merger-related and integration costs	(13,210)	(35,750)	(52,200)	(119,792)
Net gain on divestitures	—	—	—	8,927
Adjusted selling, general and administrative expenses	$746,990	$686,045	$2,198,962	$1,947,087
Percentage of net sales	13.7%	14.5%	13.9%	14.6%

	Three Months Ended		Nine Months Ended
Adjusted Income from Operations:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Income from operations	$401,592	$229,466	$1,056,330	$581,589
Merger-related and integration costs	13,210	35,750	52,200	119,792
Accelerated trademark amortization	389	15,147	9,384	20,196
Net gain on divestitures	—	—	—	(8,927)
Adjusted income from operations	$415,191	$280,363	$1,117,914	$712,650
Adjusted income from operations margin %	7.6%	5.9%	7.0%	5.3%

	Three Months Ended		Nine Months Ended
Adjusted Provision for Income Taxes:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Provision for income taxes	$85,637	$44,870	$203,178	$84,201
Income tax effect of adjustments to income from operations(1)	3,673	13,512	16,371	32,968
Adjusted provision for income taxes	$89,310	$58,382	$219,549	$117,169
(1)    The adjustments to income from operations have been tax effected at a rate of approximately 27% for the three and nine months ended September 30, 2022, and at rates of approximately 27% and 25% for the three and nine months ended September 30, 2021, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Earnings per Diluted Share:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Adjusted income from operations	$415,191	$280,363	$1,117,914	$712,650
Interest expense, net	75,057	69,720	207,155	207,683
Other expense (income), net	688	(5,320)	3,007	(8,929)
Adjusted income before income taxes	339,446	215,963	907,752	513,896
Adjusted provision for income taxes	89,310	58,382	219,549	117,169
Adjusted net income	250,136	157,581	688,203	396,727
Net income attributable to noncontrolling interests	608	600	1,439	665
Adjusted net income attributable to WESCO International, Inc.	249,528	156,981	686,764	396,062
Preferred stock dividends	14,352	14,352	43,056	43,056
Adjusted net income attributable to common stockholders	$235,176	$142,629	$643,708	$353,006

Diluted shares	52,389	52,063	52,386	51,896
Adjusted earnings per diluted share	$4.49	$2.74	$12.29	$6.80
Note: For the three and nine months ended September 30, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and nine months ended September 30, 2021, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, a net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$214,054	$138,747	$180,354	$(307,905)	$225,250
Net income attributable to noncontrolling interests	200	—	—	408	608
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	85,637	85,637
Interest expense, net	—	—	—	75,057	75,057
Depreciation and amortization	9,596	15,929	5,859	11,339	42,723
EBITDA	$223,850	$154,676	$186,213	$(121,112)	$443,627
Other (income) expense, net	(1,069)	266	(1,063)	2,554	688
Stock-based compensation expense(1)	2,983	1,428	1,107	2,853	8,371
Merger-related and integration costs	—	—	—	13,210	13,210
Adjusted EBITDA	$225,764	$156,370	$186,257	$(102,495)	$465,896
Adjusted EBITDA margin %	10.1%	9.8%	11.6%		8.6%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended September 30, 2022 excludes $1.3 million as such amount is included in merger-related and integration costs.

	Three Months Ended September 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$155,627	$107,898	$108,150	$(266,431)	$105,244
Net income attributable to noncontrolling interests	309	—	—	291	600
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	44,870	44,870
Interest expense, net	—	—	—	69,720	69,720
Depreciation and amortization	16,840	24,723	5,869	9,300	56,732
EBITDA	$172,776	$132,621	$114,019	$(127,898)	$291,518
Other (income) expense, net	(726)	328	22	(4,944)	(5,320)
Stock-based compensation expense(1)	1,848	752	633	5,079	8,312
Merger-related and integration costs	—	—	—	35,750	35,750
Adjusted EBITDA	$173,898	$133,701	$114,674	$(92,013)	$330,260
Adjusted EBITDA margin %	8.8%	9.0%	9.1%		7.0%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended September 30, 2021 excludes $1.3 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, and merger-related and integration costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$615,547	$373,073	$472,119	$(862,244)	$598,495
Net income attributable to noncontrolling interests	561	—	—	878	1,439
Preferred stock dividends	—	—	—	43,056	43,056
Provision for income taxes	—	—	—	203,178	203,178
Interest expense, net	—	—	—	207,155	207,155
Depreciation and amortization	32,818	51,916	17,315	33,520	135,569
EBITDA	$648,926	$424,989	$489,434	$(374,457)	$1,188,892
Other (income) expense, net	(2,646)	716	(452)	5,389	3,007
Stock-based compensation expense(1)	7,350	3,747	2,670	16,612	30,379
Merger-related and integration costs	—	—	—	52,200	52,200
Adjusted EBITDA	$653,630	$429,452	$491,652	$(300,256)	$1,274,478
Adjusted EBITDA margin %	9.8%	9.3%	10.8%		8.0%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the nine months ended September 30, 2022 excludes $4.1 million as such amount is included in merger-related and integration costs.

	Nine Months Ended September 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$410,233	$292,537	$289,851	$(737,708)	$254,913
Net income attributable to noncontrolling interests	158	—	—	507	665
Preferred stock dividends	—	—	—	43,056	43,056
Provision for income taxes	—	—	—	84,201	84,201
Interest expense, net	—	—	—	207,683	207,683
Depreciation and amortization	40,184	60,257	16,545	27,659	144,645
EBITDA	$450,575	$352,794	$306,396	$(374,602)	$735,163
Other (income) expense, net	(1,329)	909	44	(8,553)	(8,929)
Stock-based compensation expense(1)	4,648	1,818	1,517	10,972	18,955
Merger-related and integration costs	—	—	—	119,792	119,792
Net gain on divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$453,894	$355,521	$299,030	$(252,391)	$856,054
Adjusted EBITDA margin %	8.1%	8.5%	8.4%		6.4%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the nine months ended September 30, 2021 excludes $3.8 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2022	December 31, 2021

Net income attributable to common stockholders	$751,555	$407,974
Net income attributable to noncontrolling interests	1,794	1,020
Preferred stock dividends	57,408	57,408
Provision for income taxes	234,487	115,510
Interest expense, net	267,545	268,073
Depreciation and amortization	189,478	198,554
EBITDA	1,502,267	1,048,539
Other income, net(1)	(36,176)	(48,112)
Stock-based compensation expense	37,122	25,699
Merger-related and integration costs	90,892	158,484
Net gain on divestitures	—	(8,927)
Adjusted EBITDA	$1,594,105	$1,175,683

	As of
	September 30, 2022	December 31, 2021
Short-term debt and current portion of long-term debt, net	$69,295	$9,528
Long-term debt, net	5,192,816	4,701,542
Debt discount and debt issuance costs(2)	60,765	70,572
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(2)	(439)	(957)
Total debt	5,322,437	4,780,685
Less: cash and cash equivalents	234,083	212,583
Total debt, net of cash	$5,088,354	$4,568,102

Financial leverage ratio	3.2	3.9
(1)    Other non-operating income for the twelve months ended September 30, 2022 and December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.
(2)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Cash flow (used in) provided by operations	$(106,090)	$69,875	$(410,621)	$172,670
Less: Capital expenditures	(27,725)	(4,979)	(59,366)	(25,170)
Add: Merger-related and integration cash costs	6,200	20,109	49,460	61,676
Free cash flow	$(127,615)	$85,005	$(420,527)	$209,176
Percentage of adjusted net income	(51)%	54%	(61)%	53%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and nine months ended September 30, 2022 and 2021, the Company paid for certain costs to integrate the acquired Anixter business. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.